Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This THIRD Amendment to Employment Agreement (this “Amendment”) is made and entered as of this 29th day of June, 2015, (the “Amendment Effective Date”) by and between InspireMD, Inc., a Delaware corporation (the “Company”), and Alan W. Milinazzo (the “Executive”) for purposes of amending that certain Employment Agreement dated as of January 3, 2013, as first amended on April 24, 2013, and further amended on January 5, 2015, by and between the Company and the Executive (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 7.5 of the Agreement provides that the parties to the Agreement may amend the Agreement in a writing signed by the parties; and

WHEREAS, the parties hereto desire to amend the Agreement in certain respects.

NOW THEREFORE, pursuant to Section 7.5 of the Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.                  Section 1.2 of the Agreement is hereby amended by replacing the reference therein to “three (3) for-profit corporate boards” with “five (5) for-profit corporate boards”.

2.                  Section 1.3 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 1.3.

1.3 Term of Employment. The term of this Agreement shall continue until June 30th 2016, unless sooner terminated by either party as provided in Articles IV and V hereunder (the “Term”).

3.                  Section 2.5 of the Agreement is hereby amended by deleting said section in its entirety and substituting in lieu thereof the following new Section 2.5:

2.5 Temporary Base Salary Modification.

(a) Notwithstanding the foregoing, the Executive and the Company agreed that during the Executive’s employment until the Company raises an aggregate of $5 million from investors (the “Contract Period”), the Executive shall receive 50% of his base salary in cash payments, with the remaining 50% paid to the Executive through shares of restricted stock of the Company (the “Restricted Shares”). For the Executive’s employment in 2015 during the Contract Period, the Executive was issued 312,500 Restricted Shares on January 26, 2015 (using the fair market value of $0.72 of the Company’s stock as of the market close on January 26, 2015) (the “2015 Restricted Shares”) which shall vest on January 26, 2016 (the “2015 Restricted Shares Vesting Date”), subject to the terms herein and the Executive not subsequently receiving any cash salary payments with respect to any of the Executive’s cash salary that was surrendered pursuant to this Section 2.5 in exchange for the 2015 Restricted Shares. As of January 2, 2016, the number of 2015 Restricted Shares shall be adjusted based upon the volume-weighted average price of the Company’s common stock during the calendar year ended December 31, 2015, with the Executive either receiving or forfeiting the number of Restricted Shares required to continue to represent the equivalent of 50% of the Executive’s base salary in 2015, with any newly granted shares vesting on the 2015 Restricted Shares Vesting Date. Provided however that if the Executive is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 prior to December 31, 2015, the number of 2015 Restricted Shares shall be adjusted on such termination date based upon the volume-weighted average price of the Company’s common stock from January 2, 2015 through the termination date, with the Executive either receiving or forfeiting the number of Restricted Shares required to continue to represent the equivalent of 50% of the Executive’s base salary in 2015.

(b) For the Executive’s employment in 2016 during the Contract Period, the Executive shall be issued the number of Restricted Shares (using the fair market value of the Company’s stock as of the market close on January 2, 2016) equivalent to 50% of his base salary from January 1, 2016 through June 30, 2016 (the “2016 Restricted Shares”), which shall vest on June 30, 2016 (the “2016 Restricted Shares Vesting Date”), subject to the terms herein and the Executive not subsequently receiving any cash salary payments with respect to any of the Executive’s cash salary that was surrendered pursuant to this Section 2.5 in exchange for the 2016 Restricted Shares.

(c) Notwithstanding the foregoing or anything in Section 5.3 to the contrary, the 2015 or 2016 Restricted Shares, as applicable, shall be 100% fully vested on the 2015 or 2016 Vesting Date, as applicable, if a Change in Control occurs during the Contract Period, provided that the Executive is rendering services to the Company through the Change in Control Date. To the extent that the Company subsequently pays the Executive any cash salary that was surrendered pursuant to this Section 2.5 in exchange for the Restricted Shares, the Executive shall immediately forfeit such portion of the Restricted Shares to the Company having a value equal to the amount of cash salary subsequently paid (using the fair market value of the Company’s stock as of the market close on January 26, 2015 for the 2015 Restricted Shares and January 2, 2016 for the 2016 Restricted Shares, as applicable). Any tax withholding required with respect to the Restricted Shares contemplated by the prior sentence shall be accomplished by the withholding of shares of such Restricted Shares equal in value (using the fair market value of the Company’s stock as of the market close on the immediately preceding trading day) to the minimum withholding required by law and any cash required to satisfy the withholding amount required to be sent to the appropriate tax authorities shall be paid by the Company out of its cash balance. For the avoidance of any doubt, the parties agree that during the Contract Period only, the clause (i) in the definition of Base Amount set forth in Exhibit A hereto, shall refer only to the full amount of the Executive’s base salary prior to any modification agreed to hereunder. The Restricted Shares issued to the Executive under this Section 2.5 shall be granted under the Company’s current equity incentive plan and the Company shall take all steps reasonably required to ensure that the issuance of such shares to the Executive are not matchable for purposes of Section 16 of the Securities Act of 1934 (and the applicable rules related thereto) against any shares withheld by the Company as provided above or sold by the Executive.

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4.                  Article V of the Agreement is hereby amended by deleting said Article, and all sections thereunder, in their entirety and substituting in lieu thereof the following new Article V:

V. PAYMENTS ON TERMINATION

5.1 Death; Disability; Resignation for Good Reason; Termination without Cause. If at any time during the Term the Executive’s employment with the Company is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5, the Executive shall be entitled to the payment and benefits set forth below only.

(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive on the next regularly scheduled Company payroll date following the date of termination or earlier if required by applicable law. Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

(b) the cash payments of the Executive’s base salary for 2015 set forth in Section 2.5 shall continue to be paid to the Executive through and including December 31, 2015, in the event the Executive is terminated during the Contract Period pursuant to Section 4.2, 4.3, 4.4 or 4.5 on or before December 31, 2015. The Executive shall instead continue to be paid his base salary set forth in Section 2.2 through and including December 31, 2015 in the event he is terminated following the Contract Period pursuant to Section 4.2, 4.3, 4.4 or 4.5 on or before December 31, 2015. The continued payments in either case shall commence after the Executive’s signing the release described in Section 5.4 and the expiration of any applicable revocation period, subject, in the case of termination other than as a result of the Executive’s death, to Section 7.16, provided, however, that in the event that the time period for return of the release and expiration of the applicable revocation period begins in one taxable year and ends in a second taxable year, such payments shall not be made until the second taxable year if necessary to comply with Section 409A of the Code.

(c) one hundred percent (100%) of all unvested stock options, restricted stock, stock appreciation rights or similar stock based rights granted to the Executive shall vest and, if applicable, be immediately exercisable and any risk of forfeiture included in such restricted or other stock grants previously made to the Executive shall immediately lapse. However, notwithstanding the foregoing, if the Executive is terminated in 2016 prior to the 2016 Restricted Stock Vesting Date pursuant to Section 4.2, 4.3, 4.4 or 4.5, a portion of the 2016 Restricted Shares shall vest prorated based upon the number of days of service rendered in 2016 during the Contract Period. In addition, if the Executive’s employment is terminated pursuant to Section 4.2, 4.3, 4.4 or 4.5 and vests in any manner described hereunder, the Executive shall have until the earlier of (i) two (2) years from the date of termination, or (ii) the latest date that each stock option or stock appreciation right would otherwise expire by its original terms had the Executive’s employment not terminated to exercise any outstanding stock options or stock appreciation rights. The extension of the exercise period set forth in this Section 5.1(c) shall occur notwithstanding any provision in any Plans or related grant documents which provides for a lesser vesting or shorter period for exercise upon termination by the Company without Cause (which for this purpose shall include a termination by the Executive for Good Reason), notwithstanding anything to the contrary in any Plans or grant documents; provided, however, and for the avoidance of doubt, nothing in this Agreement shall be construed as or imply that this Agreement does or can grant greater rights than are allowed under the terms and conditions of the Plans.

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(d) to the fullest extent permitted by the Company’s then-current benefit plans, continuation of health, dental, vision and life insurance coverage, (but not pension, retirement, profit-sharing, severance or similar compensatory benefits), for the Executive and the Executive’s eligible dependents substantially similar to coverage they were receiving or which they were entitled to immediately prior to the termination of the Executive’s employment for the lesser of 12 months after termination or until the Executive secures coverage from new employment and the period of COBRA health care continuation coverage provided under Section 4980B of the Code shall run concurrently with the foregoing 12 month period. In order to receive such benefits, the Executive or his eligible dependents must continue to make any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination and nothing herein shall require the Company to be responsible for such items. If the Executive is a “specified employee” under Section 409A, the full cost of the continuation or provision of employee group welfare benefits (other than medical or dental benefits) shall be paid by the Executive until the earliest to occur of (i) the Executive’s death or (ii) the first day of the seventh month following the Executive’s termination of employment, and such cost shall be reimbursed by the Company to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the first day of the seventh month following the Executive’s termination of employment, except that, as provided above, the Executive shall not receive reimbursement for any required co-payments, deductibles, premium sharing or other cost-splitting arrangements the Executive was otherwise paying immediately prior to the date of termination.

5.2 Termination for Cause; Voluntary Termination. If at any time during or after the Term the Executive’s employment with the Company is terminated pursuant to Section 4.6 or 4.7, the Executive shall be entitled to only the following:

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(a) any unpaid base salary and accrued unpaid vacation then owing through the date of termination or Incentive Compensation that is as of such date actually earned or owing under Article II, but not yet paid to the Executive, which amounts shall be paid to the Executive within 30 days of the date of termination. Nothing in this provision is intended to imply that the Executive is entitled to any partial or pro rata payment of Incentive Compensation on termination unless the Bonus Plan expressly provides as much under its specific terms.

(b) whatever rights, if any, that are available to the Executive upon such a termination pursuant to the Plans or any award documents related to any stock-based compensation such as stock options, stock appreciation rights or restricted stock grants. This Agreement does not grant any greater rights with respect to such items than provided for in the Plans or the award documents in the event of any termination for Cause or a Voluntary Termination.

5.3 Termination following a Change in Control. The Executive shall have no specific right to terminate this Agreement or right to any severance payments or other benefits solely as a result of a Change in Control. However, if during a Change in Control Period during the Term, (a) the Executive terminates his employment with the Company pursuant to Section 4.4, or (b) the Company terminates the Executive’s employment pursuant to Section 4.5, the Executive shall receive a lump sum severance payment of 200% of the Base Amount, for a termination of employment described in (a) and (b) all stock options, restricted stock, stock appreciation rights or similar stock-based rights granted to the Executive shall vest in full and be immediately exercisable and any risk of forfeiture included in restricted or other stock grants previously made to the Executive shall immediately lapse. The terms and rights with respect to such payments shall otherwise be governed by Section 5.1. No other rights result from termination during a Change in Control Period; provided, however, that nothing in this Section 5.3 is intended to limit or impair the rights of the Executive under the Plans or any documents evidencing any stock-based compensation awards in the event of a Change in Control if such Plans or award documents grant greater rights than are set forth herein.

5.4 Release. The Company’s obligation to provide any benefits to the Executive following termination (other than in the event of death pursuant to Section 4.2) is expressly subject to the requirement that he execute and not breach or rescind a release relating to employment matters and the circumstances surrounding his termination in favor of the members of the Company Group and their officers, directors and related parties and agents, in a form reasonably acceptable to the Company at the time of Executive’s termination of employment. The Company shall deliver such release to the Executive within three business days following his termination of employment and the Executive shall be obligated to sign and return the release to the Company within 45 days of receipt of such release to receive any benefits or payments following termination.

5.5 Other Benefits. Except as expressly provided otherwise in this Article V, the provisions of this Agreement shall not affect the Executive’s participation in, or terminating distributions and vested rights under, any pension, profit-sharing, insurance or other employee benefit plan of the Company Group to which the Executive is entitled pursuant to the terms of such plans, or expense reimbursements he is otherwise entitled to under Section 3.4.

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5.6 No Mitigation. It will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the termination of the Executive’s employment, and the protective provisions under Article VI contained herein will further limit the employment opportunities for the Executive. Accordingly, the parties hereto expressly agree that the provision of compensation in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.

5.7 Limitation; No Other Rights. Any amounts due or payable under this Article V are in the nature of severance payments or liquidated damages, or both, and the Executive agrees that such amounts shall fully compensate the Executive, his dependents, heirs and beneficiaries and the estate of the Executive for any and all direct damages and consequential damages that they do or may suffer as a result of the termination of the Executive’s employment, or both, and are not in the nature of a penalty. Notwithstanding the above, no member of the Company Group shall be liable to the Executive under any circumstances for any consequential, incidental, punitive or similar damages. The Executive expressly acknowledges that the payments and other rights under this Article V shall be the sole monies or other rights to which the Executive shall be entitled to and such payments and rights will be in lieu of any other rights or remedies he might have or otherwise be entitled to. In the event of any termination under this Article V, the Executive hereby expressly waives any rights to any other amounts, benefits or other rights, including without limitation whether arising under current or future compensation or severance or similar plans, agreements or arrangements of any member of the Company Group (including as a result of changes in (or of) control or similar Change in Control events), unless Executive’s entitlement to participate or receive benefits thereunder has been expressly approved by the Board. Similarly, no one in the Company Group shall have any further liability or obligation to the Executive following the date of termination, except as expressly provided in this Agreement.

5.8 No Right to Set Off. The Company shall not be entitled to set off against amounts payable to the Executive hereunder any amounts earned by the Executive in other employment, or otherwise, after termination of his employment with the Company, or any amounts which might have been earned by the Executive in other employment had he sought such other employment.

5.9 Adjustments Due to Excise Tax.

(a) If it is determined that any amount or benefit to be paid or payable to the Executive under this Agreement or otherwise in conjunction with his employment (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in conjunction with his employment) would give rise to liability of the Executive for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Executive (the total value of such amounts or benefits, the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments to the Executive is subject to the Excise Tax. Such reduction shall only be made if the net amount of the Payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced Payments other than the Excise Tax (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the Payments, without reduction (but after making the Deductions) over (2) the amount of Excise Tax to which the Executive would be subject in respect of such Payments.

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(b) In the event it is determined that the Excise Tax may be imposed on the Executive prior to the possibility of any reductions being made pursuant to Section 5.9(a), the Company and the Executive agree to take such actions as they may mutually agree in writing to take to avoid any such reductions being made or, if such reduction is not otherwise required by Section 5.9(a), to reduce the amount of Excise Tax imposed.

(c) The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Executive (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 5.9, including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 5.9, the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999. The Company and Executive shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 5.9. The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

5.                  The definition of “Change of Control” set forth in Exhibit A of the Agreement is hereby amended by deleting said definition in its entirety and substituting in lieu thereof the following new definition:

“Change of Control” shall mean the occurrence, following the date of this Agreement, of (i) a sale or transfer (other than by way of merger or consolidation), of all or substantially all of the assets of the Company to any Person, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or Person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition from the Company’s stockholders (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership of shares representing more than 67% of the total voting power of the then-outstanding shares of capital stock of the Company. For purposes of subparagraphs (i), (ii) and (iii) above, “Person” shall have the meaning given in Code Section 7701(a)(1). Person shall include more than one Person acting as a group as defined by the final Treasury Regulations issued under Section 409A of the Code.

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6.                  Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof.

7.                  In the event of a conflict between the Agreement and this Amendment, this Amendment shall govern

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Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have executed this Third Amendment to Employment Agreement as of the Amendment Effective Date.

THE COMPANY:

INSPIREMD, INC.

By:	/s/ Craig Shore
Name:	Craig Shore
Title:	Chief Financial Officer

EXECUTIVE:

/s/ Alan W. Milinazzo
Alan W. Milinazzo